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                                                                     EXHIBIT 12

                 NEXTEL COMMUNICATIONS INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (dollars in thousands)



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
                                              Fiscal Year   Nine Months
                                                 Ended        Ended                                           Three Months Ended
                                                March 31,  December 31,      Year Ended December 31,               March 31,
                                                  1994         1994        1995        1996        1997         1997       1998
                                              -----------  ------------  --------    --------   ----------    --------   --------
Loss from continuing operations before
 income taxes, equity in unconsolidated
 subsidiaries, and minority interests           $(78,341)    $(197,194)  $(531,767)  $(852,041) $(1,298,341)  $(259,358) $(420,418)

 Interest expense on indebtedness (including
 amortization of debt expense and discount)       29,891        69,491     115,034     227,495      407,805      75,267    145,380
 Portion of rent expense representative of
   interest (30%)                                  2,456        11,100      17,670      25,350       35,820       8,955     11,880
                                                --------     ---------   ---------   ---------  -----------   ---------  ---------
Earnings                                        $(45,994)    $(116,603)  $(399,063)  $(599,196) $  (854,716)  $(175,136) $(263,158)
                                                ========     =========   =========   =========  ===========   =========  =========

Preferred stock dividends                       $     --     $      --   $      --   $      --  $    29,119   $      --  $  28,088
Ratio of loss before income taxes to net loss       78.5%         73.4%       72.6%       73.8%       124.6%       86.8%      92.6%
                                                --------     ---------   ---------   ---------  -----------   ---------  ---------
 Preferred stock dividends on pretax basis      $     --     $      --   $      --   $      --  $    36,290   $      --  $  26,007

Fixed Charges:
 Interest expense on indebtedness (including
 amortization of debt expense and discount)       29,891        69,491     115,034     227,495      407,805      75,267    145,380
 Portion of rent expense representative of
 interest (30%)                                    2,456        11,100      17,670      25,350       35,820       8,955     11,880
 Capitalized interest                              7,800        21,300      31,000      32,900       43,000      12,000     12,400
                                                --------     ---------   ---------   ---------  -----------   ---------  ---------
Fixed charges and preferred stock dividends     $ 40,147     $ 101,891   $ 163,704   $ 285,745  $   522,915   $  96,222  $ 195,667
                                                ========     =========   =========   =========  ===========   =========  =========

Deficiency of earnings to fixed charges
  and preferred stock dividends                 $ 86,141     $ 218,494   $ 562,767   $ 884,941  $ 1,377,631   $ 271,358  $ 458,825
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